TOUCHSTONE VARIABLE SERIES TRUST
Amendment to Amended and Restated Agreement and
Declaration of Trust –

Re-Designation of Classes

The undersigned hereby certifies that she is a duly elected officer of Touchstone Variable Series Trust (“TVST” or the “Trust”) and that pursuant to Section 5.11 of the Amended and Restated Agreement and Declaration of Trust of the Trust, the Trustees, at a meeting on August 22, 2019, at which a quorum was present, adopted the following resolutions relating to the Touchstone Balanced Fund, Touchstone Small Company Fund, Touchstone Conservative ETF Fund, Touchstone Moderate ETF Fund, and Touchstone Aggressive ETF Fund, each a series of the Trust:
WHEREAS, pursuant to an amendment to the Restated Agreement and Declaration of Trust of TVST (the “Trust”), dated November 21, 2002, as amended (the “Declaration”), the Trustees have previously designated Touchstone Balanced Fund, Touchstone Small Company Fund, Touchstone Conservative ETF Fund, Touchstone Moderate ETF Fund, and Touchstone Aggressive ETF Fund as series of the Trust (the “Existing Series’);

WHEREAS, it is desirable to establish and designate classes of shares for the Existing Series;

NOW THEREFORE BE IT RESOLVED, that the outstanding shares of each Existing Series are re-designated to reflect the class designations as set forth below:

TVST Fund Name	Current Share Class Name	Proposed Share Class Name
Touchstone Balanced Fund	None	Class I
Touchstone Small Company Fund	None	Class I
Touchstone Conservative ETF Fund	None	Class SC
Touchstone Moderate ETF Fund	None	Class SC
Touchstone Aggressive ETF Fund	None	Class SC

FURTHER RESOLVED, that the filing with the Securities and Exchange Commission of one or more post-effective amendments or supplements to the Registration Statement of the Trust on Form N-1A for the purpose of re-designating outstanding shares as Class I and Class SC as described at this Meeting, be, and it hereby is, approved; and

FURTHER RESOLVED, that the officers of the Trust are authorized to take any and all actions and steps, to approve, authorize, execute and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary or appropriate to effectuate the foregoing.

The undersigned certifies that the actions to effect the foregoing Designation were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that said Designation is to be effective as of August 22, 2019, and that she is causing this Designation to be signed and filed as provided in Section 5.11 of the Amended and Restated Agreement and Declaration of Trust.
WITNESS my hand this 26th day of August, 2020.

/s/ Meredyth A. Whitford
Meredyth A. Whitford
Secretary
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